UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 21, 2021

TEXAS CAPITAL BANCSHARES, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-34657	75-2679109
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)
2000 McKinney Avenue, Suite 700, Dallas, Texas, U.S.A.
(Address of principal executive offices)
75201
(Zip Code)
Registrant's telephone number, including area code: (214) 932-6600
N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	TCBI	Nasdaq Stock Market
6.50% Non-Cumulative Perpetual Preferred Stock Series A, par value $0.01 per share	TCBIP	Nasdaq Stock Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 22, 2021, Texas Capital Bancshares, Inc. (the "Company"), the parent company of Texas Capital Bank, N.A. (the “Bank”), announced that Tim Storms has been named as Chief Risk Officer of the Company and the Bank. Effective as of February 21, 2021, John Turpen has ceased serving as the Chief Risk Officer of the Company and the Bank and will act in an advisory role to the Chief Executive Officer (“CEO”) of the Company until March 31, 2021 (the “Separation Date”).
Biographical Information
Mr. Storms, age 62, served at JPMorgan Chase & Co. from 1981 to 2019, most recently serving as Chief Risk Officer of Commercial Banking’s Real Estate businesses from 2015 to 2019. He previously held several key executive positions, including: Chief Credit Officer of Commercial Banking and head of Risk Management for corporate clients and real estate across North America for Investment Banking. Mr. Storms was also a member of a number of committees at JPMorgan, including the Risk Operating Committee of Investment Banking and Commercial Banking. Mr. Storms received a Master of Business Administration in Corporate Finance from Columbia University and a Bachelor of Arts degree in Economics and Psychology from Wesleyan University - CT.
Mr. Turpen, age 52, served as the Chief Risk Officer of the Bank since September 2018 and as the Chief Risk Officer of the Company since January 1, 2019. From April 2016 to September 2018, Mr. Turpen served as Chief Risk Officer for corporate and commercial banking at U.S. Bancorp. Mr. Turpen joined U.S. Bancorp in 2009 after holding increasingly senior positions in credit, risk and strategic planning at HSBC and Wells Fargo. Mr. Turpen’s banking career spans more than 20 years.
Transition Agreement with Mr. Turpen
On February 21, 2021, the Company entered into a transition agreement with Mr. Turpen (the “Transition Agreement”), establishing his compensation as Special Advisor to the CEO until the Separation Date. Under the Transition Agreement, until the Separation Date, Mr. Turpen will continue to receive his annual base salary and other benefits in accordance with his current employment agreement with the Company, including a cash incentive bonus of $226,540, except that Mr. Turpen will not continue to be eligible to receive annual equity incentive grants in 2021 with respect to the fiscal year ended December 31, 2020.
The Transition Agreement provides that, in lieu of the severance benefits that Mr. Turpen would otherwise be entitled to receive under his current employment agreement, upon his separation from the Company following the Separation Date (or in the event the Company terminates Mr. Turpen’s employment without cause prior to the Separation Date), Mr. Turpen will be entitled to (1) a cash payment equal to $1,500,000 and (2) continued medical insurance benefits for a period of 12 months following the Separation Date. Mr. Turpen’s entitlement to such benefits is conditioned on his compliance with the Transition Agreement, including his execution of a customary release of claims in favor of the Company on or within seven days of the Separation Date.
The Transition Agreement further provides that Mr. Turpen will continue to be subject to the restrictive covenants set forth in his current agreement, with the non-solicitation and non-recruitment restrictions remaining in effect for a period of twelve months following the Separation Date.
The foregoing summary is qualified in its entirety by reference to the Transition Agreement, which is attached as Exhibit 10.1 to this current report on Form 8-K and which is incorporated by reference into this Item 5.02.
Item 8.01.    Other Events.
On February 22, 2021, the Company issued a press release announcing executive leadership appointments, a copy of which is filed as Exhibit 99.1 and incorporated herein by reference.

Item 9.01.    Financial Statements and Exhibits.

(d)    Exhibits
10.1    Transition Agreement, dated as of February 21, 2021, between the Company and John Turpen

99.1     Press Release announcing Additional Executive Leadership Appointments, dated February 22, 2021, issued by the Company

104    Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	February 22, 2021	TEXAS CAPITAL BANCSHARES, INC.
		By:	/s/ Julie Anderson
Julie Anderson Chief Financial Officer